Exhibit 10.7

SUMMARY OF CHEVRON INCENTIVE PLAN AWARD CRITERIA

The Chevron Incentive Plan (CIP) is designed to recognize annual performance achievements. Annual operating and financial results figure prominently into this assessment, along with demonstrated progress on key business initiatives. Individual leadership is also recognized through this award. The award is delivered as an annual cash bonus based on a percentage of each participant’s base salary. Participants include Chevron’s named executive officers (NEOs). The CIP award calculation is consistent for all CIP-eligible Chevron employees, with the award target varying by pay grade. The award is calculated as follows:

Base Salary	X	CIP Award Target	X	Corporate Performance Rating	X	Individual Performance Modifier

CIP Award Target. Before the beginning of each performance year, the Management Compensation Committee (MCC) establishes a CIP Award Target for each NEO, which is based on a percentage of the NEO’s base salary. The MCC sets target awards based on the median award of our Oil Industry Peer Group (Anadarko Petroleum, BP, ConocoPhillips, Devon Energy, ExxonMobil, Hess, Marathon Oil, Marathon Petroleum, Occidental Petroleum, Phillips 66, Royal Dutch Shell, Andeavor, and Valero Energy). All individuals in the same salary grade have the same target, which provides internal equity and consistency. CIP awards are capped at 200 percent of target.

Corporate Performance Rating. After the end of the performance year, the MCC sets the Corporate Performance Rating. This rating reflects the MCC’s overall assessment of the Company’s performance for that year, based on a range of measures used to evaluate performance against business plan (Plan) in four broad categories, which are weighted: financials; capital management; operating performance; and health, environmental and safety. Performance is viewed across multiple parameters (i.e., absolute results; results versus Plan; results versus Oil Industry Peer Group and/or general industry; and performance trends over time). The performance measures are also assessed taking into account the elements that may be market driven or otherwise beyond the control of management. When determining the Corporate Performance Rating, the MCC may apply discretion when assessing the Company’s absolute performance against Plan and the Company’s performance relative to competitors. The minimum Corporate Performance Rating is zero and the maximum is 200 percent.

Individual Performance Modifier. The MCC also takes into account individual performance. This is largely a personal leadership dimension, recognizing the individual effort and initiative expended and demonstrated progress on key business initiatives during the course of the year. The MCC uses its judgment in analyzing the individual performance of each NEO, his or her enterprise and business segment leadership, and how the business units reporting to the NEO performed. Chevron’s chief executive officer makes recommendations to the MCC as to the Individual Performance Modifier for each of our other NEOs. The MCC makes a recommendation to the independent Directors of the Board of Directors as to the Individual Performance Modifier for Chevron’s chief executive officer.

Additional information concerning the CIP and annual CIP awards for each of Chevron’s NEOs can be found in Chevron’s annual Proxy Statement.